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                                                                     EXHIBIT 5.1

                    [FULBRIGHT & JAWORSKI L.L.P. LETTERHEAD]


                                   May 9, 2002

On Assignment, Inc.
26651 West Agoura Road
Calabasas, California 91302

        Re:    On Assignment, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

        In connection with the Registration Statement on Form S-3 (the "Registration Statement") to be filed by On Assignment, Inc., a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended, relating to the resale by certain stockholders of the Company of up to an aggregate of 3,616,308 shares (the "Shares") of Common Stock, par value $.01 per share, of the Company, we as counsel for the Company, have examined such corporate records, other documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion.

        Based upon the foregoing, it is our opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus contained therein. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

                                            Very truly yours,

                                            /s/ Fulbright & Jaworski L.L.P.

                                            Fulbright & Jaworski L.L.P.